Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

JX Luxventure Limited

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 17, 2021, relating to the audit of the consolidated statements of financial position of JX Luxventure Limited (the “Company”, formerly known as KBS Fashion Group Limited) as of December 31, 2020 and 2019, and the related consolidated statements of comprehensive loss, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively referred to as the financial statements), which appears in the Form 20-F filed by the Company with the U.S. Securities Exchange Commission on May 17, 2021.

/s/ WWC, P.C.

WWC, P.C.

Certified Public Accountants

San Mateo, California

February 10, 2022